Exhibit 4.1

LIQUIDATION TRUST AGREEMENT

This LIQUIDATION TRUST AGREEMENT is made and entered into as of the 23rd day of October, 2001, by and among Hechinger Investment Company of Delaware, Inc., a Delaware corporation (“Hechinger”), and each of the other Debtors (as such term is defined in the Plan (as hereinafter defined)) (such other Debtors, together with Hechinger, being referred to herein as the “Debtors”), the official committee of unsecured creditors appointed in the Debtors’ Chapter 11 Cases (the “Committee”) and Conrad F. Hocking (the “Liquidation Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan (as hereinafter defined).

R E C I T A L S:

WHEREAS, on June 11, 1999, the Debtors filed voluntary petitions for reorganization under chapter 11 of title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, on June 25, 2001, the Committee filed a consolidated plan of liquidation (as the same may be amended or modified from time to time, the “Plan”) pursuant to the Bankruptcy Code; and

WHEREAS, by order dated October 5, 2001, the Bankruptcy Court confirmed the Plan; and

WHEREAS, under the terms of the Plan, all cash and other property of the Debtors as of the Plan Effective Date will be transferred to and held by the Liquidation Trust created by this Agreement (the “Liquidation Trust”) so that, among other things: (i) the Trust Assets (defined below) can be disposed of in an orderly and expeditious manner, including prosecution of Litigation Claims; (ii) objections to claims can be pursued, and disputed claims can be resolved; and (iii) distributions can be made to the beneficiaries of the Liquidation Trust in accordance with the Plan; and

WHEREAS, the Plan also provides for the appointment of the Liquidation Trustee to administer the Liquidation Trust to and for the benefit of creditors of the Debtors as provided in the Plan, and to provide administrative services relating to the implementation of the Plan; and

WHEREAS, the Liquidation Trustee has agreed to serve as such upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in accordance with the Plan and in consideration of the promises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

DECLARATION OF TRUST

The Debtors hereby absolutely assign to the Liquidation Trust, and to its successors in trust and its successors and assigns, all right, title and interest of the Debtors in and to the Trust Assets (as defined below);

TO HAVE AND TO HOLD unto the Liquidation Trust and its successors in trust and its successors and assigns forever;

IN TRUST NEVERTHELESS upon the terms and subject to the conditions set forth herein and for the benefit of the holders of Allowed Claims, as and to the extent provided in the Plan, and for the performance of and compliance with the terms hereof and of the Plan;

PROVIDED, HOWEVER, that upon termination of the Liquidation Trust in accordance with Article V hereof, this Agreement shall cease, terminate and be of no further force and effect; and

IT IS HEREBY FURTHER COVENANTED AND DECLARED that the Trust Assets are to be held and applied by the Liquidation Trustee upon the further covenants and terms and subject to the conditions herein set forth.

I.             NAME; PURPOSE; TRUST ASSETS

1.1.         Name of Trust. The trust created by this Agreement shall be known as the “Hechinger Liquidation Trust” or sometimes herein as the “Liquidation Trust”. The Liquidation Trust is authorized to retain Otterbourg, Steindler, Houston & Rosen, P.C. and Pepper Hamilton LLP as co-counsel and such other professional persons retained by the Committee or by the Debtors as have previously been approved by the Bankruptcy Court, or as necessary and appropriate, who shall be compensated from the Trust Assets on a monthly basis.

1.2.         Purpose. The purpose of the Liquidation Trust is to hold and effectuate an orderly disposition of the Trust Assets and to distribute or pay over the Trust Assets or proceeds thereof in accordance with this Agreement and the Plan, with no objective or authority to engage in any trade or business.

1.3.         Transfer of Trust Assets. In accordance with the provisions of the Plan, on the Effective Date, the Debtors and their Chapter 11 estates shall be deemed to have transferred, assigned and conveyed to the Liquidation Trust any and all assets of the Debtors, including but not limited to the Litigation Claims (all such assets, together with the income, proceeds, rents, offspring, products and profit therefrom, being the “Trust Assets”), to be held by the Liquidation Trustee in trust for the holders, from time to time, of Allowed Claims as and to the extent provided in the Plan (such holders collectively the “Trust Beneficiaries”), on the terms and subject to the conditions set forth herein and in the Plan. In addition, and as also provided for in the Plan, the claims asserted by HSBC Bank USA on behalf of the holders of Senior Notes and Senior Debentures in the Bondholder Action shall also be assigned to the Liquidation Trust and be deemed Trust Assets.

1.4.         Acceptance by the Liquidation Trustee. The Liquidation Trustee is willing and hereby accepts the appointment to serve as Liquidation Trustee pursuant to this Agreement and the Plan and agrees to observe and perform all duties and obligations imposed upon the Liquidation Trustee by this Agreement and under the Plan, including, without limitation, to accept and hold and administer the Trust Assets and otherwise to carry out the purpose of the Liquidation Trust in accordance with the terms and subject to the conditions set forth herein. The Liquidation Trustee shall have the fiduciary duties to the beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such a committee.

1.5.         New Committee.

(a)          Pursuant to the Plan, prior to the Plan Effective Date, the Committee shall appoint up to six members of the Creditors Committee as of the Confirmation Date to remain and serve on the Committee after the Effective Date (the “New Committee”). The other members of the Committee shall be deemed to have resigned as of the Effective Date. Any member of the New Committee may resign upon reasonable notice to the Liquidation Trustee and other members of the New Committee and may be removed by the Bankruptcy Court for cause. Twenty (20) days prior written notice shall constitute reasonable notice under this section. In the event of a vacancy on the New Committee, the remaining members of the New Committee, without further order of the Court but upon 7 business days prior notice to the U.S. Trustee, the Liquidation Trustee and any party who serves the New Committee with written request for such notice, shall select a proposed member who, to the extent reasonably possible, shall be a holder of an Allowed General Unsecured Claim that has been classified in Class 4B under the Plan. The New Committee is authorized to retain Otterbourg, Steindler, Houston & Rosen, P.C. as counsel and such other professional persons as have previously been approved by the Bankruptcy Court, including counsel for the Debtors, or as it deems necessary and appropriate, who shall be compensated from the Trust Assets on a monthly basis. Members of the New Committee shall have fiduciary duties to the beneficiaries of the Liquidation Trust in the same manner that members of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code have fiduciary duties to the creditor constituents represented by such committee.

(b)          A majority of members of the New Committee must be present to constitute a quorum, and no business of the New Committee may be conducted absent a quorum. Meetings may be held in person, telephonically or electronically, as determined by the New Committee as appropriate. The New Committee shall elect a chairperson who shall be charged with the responsibility of scheduling, arranging for minutes to be kept and overseeing administration of all New Committee matters. Any member of the New Committee shall not participate in and shall abstain from any discussion of or vote with respect to any New Committee matter, claim objection or litigation involving such New Committee member. The New Committee shall meet at least quarterly during the first year after the Plan Effective Date, and at least semi-annually thereafter, unless the New Committee, in its discretion, elects to meet more or less frequently. The New Committee shall adopt the existing Committee By-Laws or adopt new By-Laws addressing its conduct.

(c)           The Liquidation Trustee shall report to the New Committee on at least a monthly basis, or such other period as subsequently agreed to between the New Committee and the Liquidation Trustee, as to the status of all material litigations and claims objections, and all other material matters affecting the Liquidation Trust. The Liquidation Trustee shall obtain approval of the New Committee prior to taking any action regarding the following matters:

(i)  All settlements for which prior procedures approved by the Bankruptcy Court required approval by the Committee;

(ii)  All distributions to creditors made pursuant to the terms of the Plan;

(iii) Engaging and compensating consultants, agents, employees and all professional persons to assist the Liquidation Trustee with respect to the Liquidation Trustee’s responsibilities, other than those professionals and persons already approved by the Bankruptcy Court to be retained by the Debtors; and

(iv) All other material matters and decisions.

For purposes of this Section, the Liquidation Trustee’s failure to receive objections from a majority of the members of the New Committee within ten (10) days after written notice is provided to the New Committee of such proposed action (which notice may be in the form of the monthly report submitted to the Committee) shall be deemed approval of the New Committee for purposes of this Section.

II.           RIGHTS, POWERS AND DUTIES OF LIQUIDATION TRUSTEE

2.1.         General. As of the Effective Date, the Liquidation Trustee shall take charge of the Trust Assets and, subject to the provisions hereof and the Plan, shall have full right, power and discretion to manage the affairs of the Liquidation Trust, subject to Section 1.5.(c.) above. Except as otherwise provided herein and in the Plan, the Liquidation Trustee shall have the right and power to enter into any covenants or agreements binding the Liquidation Trust and in furtherance of the purpose hereof and to execute, acknowledge and deliver any and all instruments which are necessary or deemed by the Liquidation Trustee to be consistent with and advisable in connection with the performance of his duties hereunder. In addition, subject to Section 1.5.(c.) above, the Liquidation Trustee shall have the power and responsibility to do all acts contemplated by the Plan to be done by the Liquidation Trustee and all other acts that may be necessary or appropriate in connection with the disposition of the Trust Assets and the distribution of the proceeds thereof in consultation with the New Committee, as contemplated by the Plan, including, without limitation:

(a)         To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director or shareholder of the Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders; including, without limitation, amendment of the certificates of incorporation and by-laws of the Debtors, merger of any Debtor into another Debtor and the dissolution of any Debtor;

(b)         To maintain escrows and other accounts, make Distributions to holders of Allowed Claims and take other actions consistent with the Plan and the implementation hereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Debtors or the Liquidation Trust, even in the event of the dissolution of the Debtors;

(c)         To make decisions in consultation with the New Committee, without further Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidation Trust and to pay, from the Wind-down Reserve, the fees and charges incurred by the Liquidation Trust on or after the Effective Date for fees of professionals, disbursements, expenses or related support services relating to the winding down of the Debtors and implementation of the Plan and this Agreement without application to the Court;

(d)         To enter into any agreement or execute any document required by or consistent with the Plan and this Agreement and perform all of the obligations of the Debtors or the Liquidation Trustee thereunder;

(e)         To implement and/or enforce all provisions of the Plan;

(f)          To invest Cash in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court and as deemed appropriate by the Liquidation Trustee;

(g)          To collect and liquidate any accounts receivable or other claims or assets of the Debtors or the Estates pursuant to the Plan and this Agreement or not otherwise disposed of pursuant to the Plan;

(h)          To prosecute and/or settle Litigation Claims and exercise, participate in or initiate any proceeding before the Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and litigate or settle such Litigation Claims on behalf of the Liquidation Trust, and pursue to settlement or judgment such actions;

(i)          To utilize Trust Assets to purchase or create and carry all appropriate insurance policies and pay all insurance premiums and costs he deems necessary or advisable to insure the acts and omissions of the Liquidation Trustee, and if appropriate, the Committee;

(j)          To object to any Claims (Disputed or otherwise), including, without limitation, as discussed in Section 10.1 of the Plan, in consultation with the New Committee and to defend, compromise and/or settle any Claims, and to seek Court approval if required by existing Order of the Court;

(k)          To pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to File with the Bankruptcy Court and serve on the United States Trustee monthly financial reports until such time as a final decree is entered closing these Cases or the Cases are converted or dismissed, or the Bankruptcy Court orders otherwise;

(1)          To maintain appropriate books and records;

(m)         To cause, on behalf of the Liquidation Trust, the Debtors and the Estates, all necessary tax returns and all other appropriate or necessary documents related to municipal, State, Federal or other tax law to be prepared or filed timely;

(n)          To provide the New Committee, as soon as reasonably practicable after the end of each month, with a monthly report setting forth (i) the receipt and disposition by the Liquidation Trustee of property of the Estates or the Debtors during the prior month, including the disposition of funds in the Liquidation Trust, the Wind-down Reserve and Distribution Fund; (ii) all Disputed Claims resolved by the Liquidation Trustee during such period and all remaining Disputed Claims; (iii) all known material non-Cash assets of the Debtors remaining to be disposed of; (iv) an itemization of all expenses the Liquidation Trustee anticipates will become due and payable within the subsequent three months; and (v) the Liquidation Trustee’s forecast of cash receipts and disbursements for the subsequent three months;

(o)          To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of the Liquidation Trustee’s choice, any assets that the Liquidation Trustee concludes, in consultation with the New Committee, are of no benefit to creditors of the Estates or, at the conclusion of the Chapter 11 Cases, are determined to be too impractical to distribute;

(p)          To administer the winding-up of the affairs of the Debtors including, but not limited to, causing the dissolution of each Debtor and closing the Chapter 11 Cases; and

(q)          To do all other acts or things not inconsistent with the provisions of the Plan and this Agreement that the Liquidation Trustee deems reasonably necessary or desirable with respect to implementing the Plan and this Agreement.

Other than the obligations of the Liquidation Trustee enumerated or referred to herein or under the Plan, the Liquidation Trustee shall have no duties or obligations of any kind or nature respecting the implementation of the Plan or this Agreement. The Liquidation Trust and the Liquidation Trustee, as applicable, shall have the same authority as the Debtors pursuant to those certain orders (a) pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019(b) authorizing the establishment of procedures to settle certain prepetition claims against the Debtors’ estates, dated July 12, 2000 and (b) authorizing and establishing procedures for certain future preference claim settlements in these cases, dated May 15, 2001.

2.2.         Costs. Upon the Effective Date, the Liquidation Trustee shall reserve from the Trust Assets an amount necessary in his discretion to be held in a Liquidation Trust wind-down fund (hereunder the “Wind-down Fund”). Amounts held in the Wind-down Fund shall be used to pay amounts payable to the Liquidation Trustee pursuant to Section 2.7 hereof and the fees and expenses of any counsel, consultant or other advisor or agent retained by the Liquidation Trustee pursuant to this Agreement as well as other expenses of the liquidation process. In the event that amounts held in the Wind-down Fund, together with proceeds of any disposition of Trust Assets available for such purpose, are insufficient to make payments as provided in this Section 2.2, the Liquidation Trustee shall, unless funds sufficient for such purpose have otherwise been made available from any other sources including other accounts held by the Liquidation Trustee, have no obligation to make such payments.

2.3.         Distributions. Pursuant to the Plan, the Liquidation Trustee shall record and account for all proceeds received upon any disposition of Trust Assets (after deduction therefrom of amounts payable or reasonably estimated to be payable as provided in Section 2.2 or 2.7 hereof), for distribution in accordance with the provisions of the Plan.

2.4.         Limitations on Investment Powers of Liquidation Trustee. Funds in the Liquidation Trust shall be invested consistent with the liquidity needs of the Liquidation Trust in accordance with section 345 of the Bankruptcy Code or as otherwise provided in an order of the Bankruptcy Court.

2.5.         Liability of Liquidation Trustee.

(a)          Standard of Care. Except in the case of willful misconduct, gross negligence or fraud, the Liquidation Trustee shall not be liable for any loss or damage by reason of any action taken or omitted by it pursuant to the discretion, powers and authority conferred, or in good faith believed by the Liquidation Trustee to be conferred, on the Liquidation Trustee by this Agreement or the Plan.

(b)          No Liability for Acts of Predecessors. No successor Liquidation Trustee shall be in any way responsible for the acts or omissions of any Liquidation Trustee in office prior to the date on which such successor becomes the Liquidation Trustee, unless a successor Liquidation Trustee expressly assumes such responsibility.

(c)          No Implied Obligations. Subject to Section 1.4 hereof, the Liquidation Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Liquidation Trustee.

(d)          No Liability for Good Faith Error of Judgment. The Liquidation Trustee shall not be liable for any error of judgment made in good faith, unless it shall be proved that the Liquidation Trustee was grossly negligent in ascertaining the pertinent facts.

(e)          Reliance by Liquidation Trustee on Documents or Advice of Counsel or Other Persons. Except as otherwise provided herein, the Liquidation Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document believed by the Liquidation Trustee to be genuine and to have been signed or presented by the proper party or parties. The Liquidation Trustee also may engage and consult with legal counsel for the Liquidation Trust and other agents and advisors and shall not be liable for any action taken or suffered by the Liquidation Trustee in reliance upon the advice of such counsel, agents or advisors. The Liquidation Trustee shall have the right at any time to seek instructions from the Bankruptcy Court concerning the administration or disposition of the Trust Assets.

(f)          No Personal Obligation for Trust Liabilities. Persons dealing with the Liquidation Trustee, or seeking to assert claims against the Debtors, shall look only to the Trust Assets to satisfy any liability incurred by the Liquidation Trustee to any such Person in carrying out the terms of this Agreement, and the Liquidation Trustee shall have no personal, individual obligation to satisfy any such liability.

2.6.         Selection of Agents. Subject to Bankruptcy Court approval of the retention of bankruptcy professionals (to the extent that the Debtors or the Committee did not previously obtain approval by the Bankruptcy Court), the Liquidation Trustee may employ employees of the Debtors or other Persons, and also may employ or retain brokers, banks, custodians, investment and financial advisors, attorneys (including existing counsel to the Committee or the Debtors), accountants (including existing accountants for the Committee or the Debtors) and other advisors and agents. The Liquidation Trustee may pay the salaries, fees and expenses of such Persons from amounts in the Wind-down Fund, or, if such amounts are insufficient therefor, out of the Trust Assets or proceeds thereof. In addition, the parties acknowledge that Trust Assets may be advanced to satisfy such salaries, fees and expenses. The Liquidation Trustee shall not be liable for any loss to the Liquidation Trust or any Person interested therein by reason of any mistake or default of any such Person referred to in this Section 2.6 selected by the Liquidation Trustee in good faith and without gross negligence.

2.7.         Liquidation Trustee’s Compensation, Indemnification and Reimbursement.

(a)          As compensation for services in the administration of this Liquidation Trust, the Liquidation Trustee shall be compensated as specified on Schedule A hereto. The Liquidation Trustee shall also be reimbursed for all documented actual, reasonable and necessary out-of-pocket expenses incurred in the performance of its duties hereunder.

(b)          In addition, the Liquidation Trustee shall be indemnified by and receive reimbursement from the Trust Assets against and from any and all loss, liability, expense (including attorneys’ fees) or damage which the Liquidation Trustee incurs or sustains, in good faith and without gross negligence, acting as Liquidation Trustee under this Agreement.

(c)          It is anticipated and intended that the Liquidation Trustee devote his attention to the prompt and orderly administration of the Liquidation Trust and Plan. Accordingly, for a period of one year after the Plan Effective Date or as otherwise mutually agreed between the Liquidation Trustee and Committee as described herein (the “Initial Period”), it is intended that the Liquidation Trustee be retained full-time under this Agreement. After such Initial Period, it is anticipated and intended that the Liquidation Trustee may be able to fulfill his/her obligations under this Agreement and the Plan by devoting a portion of each work-day or work-week to performing the services set forth herein. Thus, subject to re-evaluation at such time, the Liquidation Trustee would be retained only on a part-time basis on terms to be agreed upon between the Liquidation Trustee and New Committee. The Liquidation Trustee may accept employment elsewhere during such period (other than the said Initial Period) in which the

Liquidation Trustee is performing services pursuant to this Agreement, provided such additional employment does not result in a conflict of interest with his obligations hereunder. Either the New Committee or the Liquidation Trustee may provide twenty days prior written notice to the other party notifying such party that the New Committee or Liquidation Trustee as applicable, believes that the Liquidation Trustee’s full-time employment hereunder is no longer required, whereupon the parties agree to in good faith negotiate satisfactory part time employment terms. If within such twenty-day notice period the New Committee and Liquidation Trustee cannot agree upon mutually agreed upon part time employment terms, the New Committee or Liquidation Trustee may opt to have the Liquidation Trustee’s employment deemed terminated as of thirty days after the expiration of the twenty-day notice period, or when the appointment of a successor Liquidation Trustee becomes effective.

(d)          The Liquidation Trustee is hereby authorized to obtain all reasonable necessary insurance coverage for himself, his agents, representatives, employees or independent contractors, including, without limitation, coverage with respect to the liabilities, duties and obligations of the Liquidation Trustee and his agents, representatives, employees or independent contractors under the Plan and this Agreement.

(e)          It is agreed that as of the Effective Date of the Plan, Conrad F. Hocking shall have irrevocably earned his severance pursuant to that certain Retention Program approved by the Bankruptcy Court by order dated September 10, 1999 (the “Severance Payment”). Mr. Hocking has agreed to defer receipt of such payment until the earliest of (i) his resignation as Liquidation Trustee, (ii) termination of his appointment or removal as Liquidation Trustee, or (iii) reduction of his duties as Liquidation Trustee to a part-time basis of less than forty hours per week.

2.8.         Tax Treatment and Obligation to File Returns.

(a)          It is intended that the Liquidation Trust qualify as a grantor trust for federal income tax purposes, all of the interests which are owned by the Trust Beneficiaries, such that all items of income, gain, loss, deduction and credit will be included in the income of the Trust Beneficiaries as if such items had been recognized directly by the Trust Beneficiaries in the proportions in which they own beneficial interests in the Liquidation Trust.

(b)          The Liquidation Trustee shall comply with all tax reporting requirements and, in connection therewith, the Liquidation Trustee may require Trust Beneficiaries to provide certain tax information as a condition to receipt of distributions, including, without limitation, filing returns for the Liquidation Trust as a grantor trust pursuant to Treasury Regulation s1.671-4(a).

2.9.          Conflicting Claims. In the event that the Liquidation Trustee becomes aware of any disagreement or conflicting claims with respect to the Trust Assets, or if the Liquidation Trustee in good faith is in doubt as to any action that should be taken under this Agreement, the Liquidation Trustee shall have the absolute right to do any or all of the following:

(i)            to the extent of such disagreement or conflict, or to the extent deemed by the Liquidation Trustee necessary or appropriate in light of such disagreement or conflict, withhold or stop all further performance under this Agreement with respect to the matter of such dispute (except, in all cases, the safekeeping of the Trust Assets) until the Liquidation Trustee is satisfied that such disagreement or conflicting claims have been fully and finally resolved; or

(ii)           file a suit in interpleader or in the nature of interpleader in the Bankruptcy Court and obtain an order requiring all Persons involved to litigate in the Bankruptcy Court their respective claims arising out of or in connection with this Agreement; or

(iii)          file any other appropriate motion for relief in the Bankruptcy Court.

2.10.        Records of Liquidation Trustee. The Liquidation Trustee shall maintain accurate records of receipts and disbursements and other activity of the Liquidation Trust, and duly authorized representatives of the New Committee shall have reasonable access to the records of the Liquidation Trust.

III.           RIGHTS, POWERS AND DUTIES OF BENEFICIARIES.

3.1.          Interests of Beneficiaries. The Trust Beneficiaries shall have beneficial interests in the Trust Assets as provided in the Plan. The Trust Beneficiaries’ proportionate interests in the Trust Assets as thus determined shall not be transferable except upon notice acceptable to the New Committee or Liquidation Trustee or pursuant to the laws of descent and distribution or otherwise by operation of law.

3.2.          Interests Beneficial Only. The ownership of a beneficial interest hereunder shall not entitle any Trust Beneficiary to any title in or to the Trust Assets as such (which title shall be vested in the Liquidation Trustee) or to any right to call for a partition or division of Trust Assets or to require an accounting.

IV.           AMENDMENT OF TRUST OR CHANGE IN TRUSTEE.

4.1.          Resignation of the Liquidation Trustee. The Liquidation Trustee may resign by an instrument in writing signed by the Liquidation Trustee and filed with the Bankruptcy Court with notice to the New Committee, provided that the Liquidation Trustee shall continue to serve as such after his resignation until the time when appointment of his successor shall become effective in accordance with Section 4.3 hereof.

4.2.          Removal of the Liquidation Trustee. Twenty days after a request of the majority of the New Committee, or immediately upon cause, the Liquidation Trustee shall be removed. Upon removal of the Liquidation Trustee by the New Committee in accordance with this Section 4.2 other than for cause, the Liquidation Trustee shall be entitled to a lump sum payment equal to $100,000 which payment shall be made from the Wind-down Fund within 10 days of the removal of the Liquidation Trustee. For purposes of this Agreement, “cause” shall mean (a) the willful and continued refusal by the Liquidation Trustee to perform his duties as set forth herein (other than due to physical illness or disability); or (b) gross negligence, gross misconduct, fraud, embezzlement or theft.

4.3.          Appointment of Successor Liquidation Trustee. In the event of the death, resignation, termination, incompetence or removal of the Liquidation Trustee, the New Committee may appoint a successor Liquidation Trustee and shall obtain Bankruptcy Court approval of such appointment. Every successor Liquidation Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court and to the predecessor Liquidation Trustee (if practicable) an instrument accepting such appointment and the terms and provisions of this Agreement, and thereupon such successor Liquidation Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Liquidation Trustee.

4.4.          Continuity. Unless otherwise ordered by the Bankruptcy Court, the death, resignation, incompetence or removal of the Liquidation Trustee shall not operate to terminate or to remove any existing agency created pursuant to the terms of this Agreement or invalidate any action theretofore taken by the Liquidation Trustee. In the event of the resignation or removal of the Liquidation Trustee, the Liquidation Trustee shall promptly execute and deliver such documents, instruments and other writings as may be reasonably requested from time to time by the Bankruptcy Court, the New Committee or the successor Liquidation Trustee.

4.5.          Amendment of Agreement. This Agreement may be amended, modified, terminated, revoked or altered only upon (i) order of the Bankruptcy Court and (ii) agreement of the Liquidation Trustee and the New Committee.

V.            TERMINATION OF TRUST

5.1.          The Liquidation Trust shall terminate upon the earliest to occur of (a) the fulfillment of the Liquidation Trust’s purpose by the liquidation of all of the Trust Assets and the distribution of the proceeds of the liquidation thereof in accordance with the Plan; or (b) four (4) years after the Effective date (the “Termination Date”). Reasonable efforts shall be made to see to it that the Termination Date shall be no later than the time reasonably necessary to accomplish the Liquidation Trust’s purpose of liquidating assets and discharging liabilities. Notwithstanding the foregoing, however, if warranted by the facts and circumstances and subject to the approval of the Bankruptcy Court, upon proper notice to interested parties who have requested such notice, upon a finding that the extension is necessary to the purpose of the Liquidation Trust, the term of the Liquidation Trust may be extended for a finite term based on its particular facts and circumstances. Each extension must be approved by the Bankruptcy Court within six (6) months of the beginning of the extended term.

VI.           RETENTION OF JURISDICTION

6.1.          The Bankruptcy Court shall have exclusive jurisdiction over the Liquidation Trust, the Liquidation Trustee and the Trust Assets as provided in the Plan, including the determination of all controversies and disputes arising under or in connection with the Liquidation Trust or this Agreement.

VII.          MISCELLANEOUS

7.1.          Applicable Law. The Liquidation Trust created by this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, subject to applicable provisions of the Bankruptcy Code.

7.2.          Waiver. No failure or delay of any party to exercise any right or remedy pursuant to this Agreement shall affect such right or remedy or constitute a waiver by such party of any right or remedy pursuant to this Agreement.

7.3.          Relationship Created. Nothing contained herein shall be construed to constitute any relationship created by this Agreement as an association, partnership or joint venture of any kind.

7.4.          Interpretation. Section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

7.5.          Savings Clause. If any clause or provision of this Agreement shall for any reason be held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect any other clause or provision hereof, but this Agreement shall be construed, to the extent consistent with the purpose hereof, as if such invalid or unenforceable provision had never been contained herein.

7.6.          Entire Agreement. This Agreement and the Plan constitute the entire agreement by and among the parties and there are no representations, warranties, covenants or obligations with respect to the subject matter hereof except as set forth herein or therein. This Agreement together with the Plan supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to such subject matter. Not withstanding the foregoing, this Agreement shall have no effect on that certain Retention Program approved by the Bankruptcy Court pursuant to an order dated September 10, 1999. Except as otherwise authorized by the Court or specifically provided in this Agreement or in the Plan, nothing in this Agreement is intended or shall be construed to confer upon or to give any Person other than the parties hereto, the Committee, and the Trust Beneficiaries any rights or remedies under or by reason of this Agreement.

7.7.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original document, but all of which counterparts shall together constitute one and the same instrument.

7.8.          Notices. (a) All notices, requests or other communications required or permitted to be made in accordance with this Agreement shall be in writing and shall be mailed by first class mail or delivered by courier service or such other means that shall be reasonable and appropriate under the circumstances:

(i)            if to the Liquidation Trust or Liquidation Trustee:

Conrad F. Hocking
Hechinger
1801 McCormick Drive
Largo, Maryland 20774

with a copy to:

Otterbourg, Steinder, Houston & Rosen, P.C.
230 Park Avenue, 30th Floor
New York, New York 10169
Attn: Scott L. Hazan, Esq.

and

Pepper Hamilton LLP
1201 Market Street
Suite 1600
Wilmington DE 19801
Attn: David B. Stratton, Esq.

and

Pepper Hamilton LLP
100 Renaissance Center
Suite 3600
Detroit, MI 48243
Attn: Kay Standridge Kress, Esq.

(ii)            if to the Debtors:

Hechinger
1801 McCormick Drive
 Largo, Maryland 20774
 Attn: Conrad F. Hocking

with a copy to:

Willkie Farr & Gallagher
 787 Seventh Avenue
 New York, New York 10019
 Attn: Tonny K. Ho, Esq.

(iii)           if to the New Committee:

Otterbourg, Steinder, Houston & Rosen, P.C.
230 Park Avenue, 30th Floor
New York, New York 10169
Attn: Scott L. Hazan, Esq.

and

Pepper Hamilton LLP
1201 Market Street
Suite 1600
Wilmington DE 19801
Attn: David B. Stratton, Esq.

and

Pepper Hamilton LLP
100 Renaissance Center
Suite 3600
Detroit, MI 48243
Attn: Kay Standridge Kress, Esq.

(ii)           If to any Trust Beneficiary, to such address as such Trust Beneficiary shall have furnished to the Debtors in writing prior to the Effective Date.

(b)           Any Person may change the address at which it is to receive notices under this Agreement by furnishing written notice to the Liquidation Trustee.

7.9.          Effective Date. This Agreement shall become effective as of the Effective Date.

7.10.        Tax Identification Numbers. The Liquidation Trustee may require any Trust Beneficiary to furnish to the Liquidation Trustee its employer or taxpayer identification number as assigned by the Internal Revenue Service, and the Liquidation Trustee may condition any distribution to any Trust Beneficiary upon such receipt of such identification number and any other information required for the Liquidation Trustee to comply with Internal Revenue Service requirements.

7.11.        Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties, Committee, the Trust Beneficiaries and, subject to the provisions hereof, their respective successors and assigns.

7.12.        Conflict with the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

HECHINGER INVESTMENT COMPANY OF DELAWARE, INC., ET AL.

By: /s/ Conrad F. Hocking

/s/ Conrad F. Hocking

CONRAD F. HOCKING, as Liquidation Trustee

THE OFFICIAL COMMITTEE OF
UNSECURED CREDTORS OF HECHINGER INVESTMENT CO. OF DELAWARE, INC., ET AL.

By: /s/ Brett H. Miller.

BRETT H. MILLER Otterbourg, Steindler, Houston & Rosen, P.C. Counsel to the Official Committee of Unsecured Creditors

SCHEDULE A

TERMS OF COMPENSATION AND REIMBURSEMENT OF EXPENSES OF THE
LIQUIDATION TRUSTEE

1.          COMPENSATION

(a)          Beginning at the Effective Date (as defined in the Plan), the Liquidation Trustee shall remain employed full-time and be compensated at his current salary, until the occurrence of (b) below.

(b)          After determination by the New Committee or the Liquidation Trustee that the Liquidation Trustee is required solely on a part-time basis, in accordance with the Liquidation Trust Agreement, the Liquidation Trustee shall be employed part-time and be compensated at the rate of $190.00 per hour.

2.          COMPUTATION OF HOURS; RECORDKEEPING

(a)          For the purpose of calculating the days and hours in respect of which the Liquidation Trustee may receive compensation under Section 1 above, travel times shall be included in the number of hours expended only if such travel is for the purpose of conducting Liquidation Trustee activities. Travel by the Liquidation Trustee for personal reasons, including travel to and from any residence of the Liquidation Trustee, shall not be included in the number of hours expended.

(b)          The Liquidation Trustee shall maintain a record of his time expended in his capacity as Liquidation Trustee, which shall include a brief description for such activities. The record shall be available for inspection and copying by the New Committee. Beginning with the first full calendar month ending after the Effective Date, the Liquidation Trustee shall report to the New Committee as to the amount of time so expended during the month and each month thereafter.

3.          REIMBURSEMENT OF EXPENSES

The Liquidation Trustee shall be entitled to reimbursement for documented actual and reasonable expenses incurred in performing his duties as the Liquidation Trustee, and shall submit a report of said expenses with each report under Section 2 above.